Exhibit 99.1

GAN Reports First Quarter 2023 Financial Results

Balance sheet actions strengthening financial position as strategic review process continues to progress

B2C active customers, deposits and turnover remain strong and continue to grow

B2B Gross Operator Revenue increases over 40% versus prior year quarter

Irvine, California | May 10, 2023: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the quarter ended March 31, 2023.

Dermot Smurfit, CEO of GAN stated:

“Our first quarter showed another strong quarter of underlying KPIs for both our B2B and B2C businesses and B2B GOR and active customers, deposits, and turnover in B2C remain very encouraging. We also expect our deliberate efforts to reallocate capital and other resources toward our highest return opportunities to yield improved financial results in 2023 as we lean into GAN Sports in the U.S. and select international markets for B2C where we are best positioned and see reasonably attainable paths to profitability.”

“We are also progressing in our strategic alternatives review to evaluate the opportunities available to us maximize shareholder value. Our recent announcement and term loan transaction bolstered our financial position and allowed us to modify the conditions of our term loan, significantly reduce our interest expense, and strengthen our balance sheet. To be clear, this transaction should be viewed as a key step in the broader review process, but important one that allows us to evaluate the options available to us from a stronger position. Overall, we have been pleased with the nature of the strategic review up to this point, and we will provide updates as appropriate as the process unfolds. At present, there is no timetable for the completion of that process.”

First Quarter 2023 Compared to First Quarter 2022

●	Total revenue of $35.1 million decreased 6% compared to the prior year quarter.

●	B2B segment revenue was $11.3 million versus $13.1 million. The decrease was primarily attributable to a decrease in our contractual revenue rates of our largest B2B customer. The effects of the rate decrease were partially offset by overall growth in the B2B segment due to strong performance of our largest B2B customer.

●	B2C segment revenue was $23.9 million versus $24.4 million. The decrease was primarily due to the weakening of the currencies in which we derive our B2C operations’ revenues relative to the U.S. Dollar.

●	Total segment contribution was $25.0 million versus $25.8 million. B2B segment contribution increased modestly as declines in revenues were largely consistent with the decreases in cost of revenues. This was offset by a decline in B2C segment contribution related to increased cost of revenues as a result of entering into a new market.

●	Operating expenses were $31.0 million versus $29.9 million. The increase was primarily attributable to increased sales and marketing activities within our B2C operations to attract additional end-users particularly in Latin America.

●	Net income (loss) of $1.5 versus ($4.5) million. The increase in net income was primarily driven by a gain attributable to an amendment to one of our Content Licensing Agreements.

●	Adjusted EBITDA was $0.0 million versus $3.0 million, primarily related to lower total revenue in the B2B segment of $1.8 million as described above. The remaining decrease was attributable to a reduction in capitalized development in the B2B segment.

●	Cash was $40.8 million as of March 31, 2023 versus $45.9 million as of the prior year quarter. The decrease was primarily related to timing of collections received impacting working capital.

●	B2C KPI’s during the quarter were strong as the Company continued to grow its number of active customers, deposits and turnover. Active Customers increased 12% from the prior year period driven by growth in Latin America and strong customer retention.

●	B2B Gross Operator Revenue (“GOR”) totaled $422.8 million versus $297.8 million in the prior year quarter, a 42% increase. The increase was driven primarily by organic growth in Michigan, New Jersey, and existing customers in Pennsylvania. Additional growth provided from expansion of new and existing clients into new jurisdictions, such as Arkansas and Ontario, and the launch of retail sportsbook solution for new and existing customers in new jurisdictions such as Mississippi and Massachusetts.

●	Subsequent to quarter end, the Company successfully amended the Credit Facility to waive all events of default, amend certain financial covenants, assign the rights to the Credit Facility from its existing lender to a third party, and increase the principal balance from $30.0 million to $42.0 million with accrued paid in-kind (“PIK”) interest of 8.0% per year (together, the “Amended Credit Facility”).

GAN Limited
Key Financial Highlights
(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues
B2B	$11,279	$13,070
B2C	23,850	24,424
Total revenues	$35,129	$37,494

Profitability Measures
B2B segment contribution (1)	$9,284	$9,167
B2B segment contribution margin (1)	82.3%	70.1%
B2C segment contribution (1)	$15,684	$16,627
B2C segment contribution margin (1)	65.8%	68.1%
Net income (loss)	$1,501	$(4,499)
Adjusted EBITDA (7)	$39	$2,971

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$422.8	$297.8
B2B Take Rate (3)	2.7%	4.4%
B2C Active Customers (in thousands) (4)	257	230
B2C Marketing Spend Ratio (5)	21%	19%
B2C Sports Margin (6)	7.1%	7.2%

Brian Chang, Interim CFO of GAN, added:

“Our first quarter saw solid B2B and B2C KPIs that continue to show encouraging momentum and we remain focused on supporting expansion of GAN Sports in the U.S. with additional partners. We also took the very important step to execute our term loan amendment which we expect will save us roughly $4 million per year in reduced cash interest expense payments over the next few years, and significantly strengthens our balance sheet. However, we remain unable to provide our financial outlook for 2023 within a reasonable range until we reach the ultimate conclusion of the strategic review process.”

Strategic Review

In conjunction with its fourth quarter 2022 earnings announcement, the Company announced that it had initiated a strategic review process to assess a range of strategic alternatives to maximize shareholder value. The intention is to complete the strategic review process in a timely fashion. However, there can be no assurance that the review process will result in pursuing or completing any transaction, and no timetable has been set for completion of this process. The Company will provide updates, as appropriate.

Conference Call Details

Date/Time:	Wednesday, May 10, 2023, at 4:30 PM ET
Webcast:	https://www.webcast-eqs.com/ganlimited20230510
U.S. Toll-Free Dial-in:	(888) 437-3179
International Dial-in:	(862) 298-0702

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of this earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s strategic review, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, the anticipated launch of regulated gaming in new U.S. states, the continued integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2023	March 31, 2022

Revenue	$35,129	$37,494

Operating costs and expenses
Cost of revenue (1)	10,161	11,700
Sales and marketing	7,184	6,098
Product and technology	9,578	8,954
General and administrative (1)	10,006	9,392
Restructuring	—	1,059
Depreciation and amortization	4,201	4,413
Total operating costs and expenses	41,130	41,616
Operating loss	(6,001)	(4,122)
Interest expense (income), net	1,716	(9)
Other income, net	(9,292)	—
Income (loss) before income taxes	1,575	(4,113)
Income tax expense	74	386
Net income (loss)	$1,501	$(4,499)

Earnings (loss) per share, basic and diluted	$0.03	$(0.11)

Weighted average ordinary shares outstanding
Basic	42,982,255	42,252,661
Diluted	47,200,182	42,252,661

(1) Excludes depreciation and amortization expense

GAN Limited
Segment Revenue and Gross Profit (Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenue
B2B
Platform and content license fees	$8,627	$10,702
Development services and other	2,652	2,368
Total B2B revenue	11,279	13,070

B2C
Gaming	23,850	24,424
Total B2C revenue	23,850	24,424

Total revenue	$35,129	$37,494

Gross Profit
B2B
Revenue	$11,279	$13,070
Cost of revenue (1)	1,995	3,903
B2B segment contribution	9,284	9,167
B2B segment contribution margin	82.3%	70.1%

B2C
Revenue	23,850	24,424
Cost of revenue (1)	8,166	7,797
B2C segment contribution	15,684	16,627
B2C segment contribution margin	65.8%	68.1%

Total segment contribution	$24,968	$25,794
Total segment contribution margin	71.1%	68.8%

(1) Excludes depreciation and amortization expense

GAN Limited
Revenue by Geography (Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenue by geography *
United States	$8,516	$11,491
Europe	12,677	12,564
Latin America	11,270	12,225
Rest of the world	2,666	1,214
Total	$35,129	$37,494

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited
Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022

Net income (loss)	$1,501	$(4,499)
Income tax expense (benefit)	74	386
Interest expense (income), net	1,716	(9)
Gain on amendment of Content Licensing Agreement	(9,292)	—
Depreciation and amortization	4,201	4,413
Share-based compensation and related expense	1,839	1,621
Restructuring	—	1,059
Adjusted EBITDA	$39	$2,971

GAN Limited
Historical Normalized Revenue (Unaudited)
(in thousands)

	Three Months Ended,
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Revenue
Revenue	$35,129	$36,947	$32,120	$34,967
Normalized adjustments (1)	(529)	619	493	(81)
Normalized Revenue	$34,600	$37,566	$32,613	$34,886

Sports Margin
Actual sports margin	7.1%	6.5%	6.6%	7.1%
Normalized sports margin	7.0%	7.0%	7.0%	7.0%

(1) The adjustments are based on the effects of a normalized sports margin of 7.0% for quarters in 2023 and 2022. Normalized revenue to gross gaming revenue ratios are based upon a rolling four-quarter average for each quarter within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome.